EXHIBIT 10.49
LOAN AND SECURITY AGREEMENT
THIS LOAN AND SECURITY AGREEMENT is made and dated as of April 24, 2014 and is entered into by and among (a) ALIMERA SCIENCES LIMITED, a company registered under the laws of England and Wales under company number 08018355 and having its registered office at Centaur House, Ancells Road, Fleet, Hampshire, United Kingdom, GU51 2UJ (“Borrower”), (b) the several banks and other financial institutions or entities from time to time parties to this Agreement (collectively, referred to as “Lender”) and (c) HERCULES TECHNOLOGY GROWTH CAPITAL, INC., a Maryland corporation, in its capacity as administrative agent for itself and the Lender (in such capacity, the “Agent”).
RECITALS
A.    Borrower has requested Lender to make available to Borrower term loans (each a “Term Loan Advance” and collectively, the “Term Loan Advances”) in an aggregate principal amount of up to Thirty-Five Million Dollars ($35,000,000.00) (the “Maximum Term Loan Amount”); and
B.    Lender is willing to make the Term Loan Advances on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Borrower, Agent and Lender agree as follows:
SECTION 1.DEFINITIONS AND RULES OF CONSTRUCTION
1.1    Unless otherwise defined herein, the following capitalized terms shall have the following meanings:
“Account Control Agreement(s)” means any agreement entered into by and among the Agent, any Consolidated Group Member and a third party bank or other institution (including a Securities Intermediary) in which the applicable Consolidated Group Member maintains a Deposit Account or an account holding Investment Property and which grants Agent a perfected first priority security interest in the subject account or accounts.
“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit H.
“Advance(s)” means a Term Loan Advance.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by Borrower to Agent in substantially the form of Exhibit A.
“Agent” has the meaning given to it in the preamble to this Agreement.
“Agreement” means this Loan and Security Agreement, as amended from time to time.
“Alimera Sciences B.V.” means Alimera Sciences B.V., a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of The Netherlands, having its corporate seat in Amsterdam, The Netherlands with registered address at Naritaweg 165, 1043 BW Amsterdam, The Netherlands and registered with the Dutch Commercial Register under number 56645775.

“Alimera Sciences B.V. Guaranty” means that certain Unconditional Guaranty by Alimera Sciences B.V. in favor of Agent dated as of the Closing Date, as may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Alimera US” means ALIMERA SCIENCES, INC., a Delaware corporation.
“Alimera US Guaranty” means that certain Unconditional Guaranty by Alimera US in favor of Agent dated as of the Closing Date, as may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Alimera US Security Agreement” means that certain Security Agreement by Alimera US in favor of Agent dated as of the Closing Date, as may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Amortization Date” means December 1, 2015; provided, however, that if each of the Interest Only Extension Conditions are satisfied on and prior to such date, the Amortization Date shall be June 1, 2017.
“Approval Event” means Borrower has delivered evidence reasonably acceptable to Agent and each Lender, after the Closing Date, but on or before October 31, 2014, that ILUVIEN has been approved by the United States Food and Drug Administration with a label generally consistent with what was presented to Lender prior to the Closing Date.
“AS C.V.” means AS C.V., a limited partnership formed under the laws of the Netherlands.
“AS C.V. Guaranty” means that certain Unconditional Guaranty by AS C.V. in favor of Agent dated as of the Closing Date, as may be amended, supplemented, restated, amended and restated or otherwise modified from time to time.
“Assignee” has the meaning given to it in Section 11.13.
“Borrower” has the meaning given to it in the preamble to this Agreement.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold by the Consolidated Group or which the Consolidated Group intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by the applicable Consolidated Group Member since its incorporation.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.
“Cash” means all cash and liquid funds.
“Change in Control” means any (i) reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of any Consolidated Group Member or any Subsidiary, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of any Consolidated Group Member or any Subsidiary in which the holders of such Consolidated Group Member or Subsidiary’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether such Consolidated Group Member or Subsidiary is the surviving entity, or (ii) sale or issuance by any Consolidated Group Member of new shares of preferred stock of such Consolidated Group Member to investors, none of whom are current investors in such Consolidated Group Member, and such new shares of preferred stock are senior to all existing preferred stock and common stock with respect to liquidation preferences, and the aggregate liquidation preference of the new shares of preferred stock is more than fifty percent (50%) of the aggregate liquidation preference of all shares of preferred stock of such Consolidated Group Member.
“Claims” has the meaning given to it in Section 11.10.
“Closing Date” means the date of this Agreement.
“Collateral” means the property described in Section 3, and any and all properties, rights and assets of Borrower subject to a Lien granted by Borrower to Agent, including, without limitation, the “Collateral” as defined in the Debenture.
“Common Stock” means at any given time any equity security issued by Alimera US that is not Preferred Stock.
“Confidential Information” has the meaning given to it in Section 11.12.
“Consolidated Group” means, collectively, (a) Borrower, (b) Alimera US, (c) Alimera Sciences B.V., and (d) AS C.V.

“Consolidated Group Member” means any of (a) Borrower, (b) Alimera US, (c) Alimera Sciences B.V., and (d) AS C.V.

“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by a Consolidated Group Member or in which such Consolidated Group Member now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States, any State thereof, or of any other country.
“Debenture” means that certain debenture dated as of the Closing Date between Borrower and Agent, as amended and/or restated, supplemented or otherwise varied from time to time.
“Deed of Disclosed Pledge of Receivables” is that certain Deed of Disclosed Pledge of Receivables dated as of the Closing Date, by and among (a) Alimera Sciences (DE), LLC, acting in its capacity of general partner of AS C.V., (b) Alimera Sciences B.V., (c) Borrower, and (d) Agent, as amended, modified or restated from time to time.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Event of Default” has the meaning given to it in Section 9.
“Facility Charge” means $262,500, representing three quarters of one percent (0.75%) of the Maximum Term Loan Amount.
“Financial Statements” has the meaning given to it in Section 7.1.
“Foreign Subsidiary” means any Subsidiary other than a Subsidiary organized under the laws of any state within the United States.
“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Guarantor” is each of (a) Alimera US, (b) AS C.V., and (c) Alimera Sciences B.V.

“ILUVIEN” means (190 micrograms fluocinolone acetonide implant in applicator) a sustained release intravitreal implant used to treat patients with diabetic macular edema.
“Indebtedness” means indebtedness of any kind, including (a) all indebtedness for borrowed money or the deferred purchase price of property (excluding trade credit entered into in the ordinary course of business due within ninety (90) days), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, and (d) all Contingent Obligations.
“Indemnified Person” shall have the meaning assigned to such term in Section 6.3.
“Insolvency Proceeding” is any proceeding by or against any Person in any jurisdiction, including, but without limitation, under the United States Bankruptcy Code, or any other bankruptcy or insolvency law, including assignments for the benefit of creditors, compositions, extensions generally with its creditors, or proceedings seeking reorganization, arrangement, or other similar relief.
“Intellectual Property” means, as to any Person, such Person’s Copyrights; Trademarks; Patents; Licenses; trade secrets and inventions; mask works; such Person’s applications therefor and reissues, extensions, or renewals thereof; and such Person’s goodwill associated with any of the foregoing, together with such Person’s rights to sue for past, present and future infringement of its Intellectual Property and the goodwill associated therewith.
“Interest Only Extension Conditions” shall mean satisfaction of each of the following events: (a) no default or Event of Default shall have occurred; and (b) the Revenue Event shall have occurred.
“Investment” means any beneficial ownership (including stock, partnership or limited liability company interests) of or in any Person, or any loan, advance or capital contribution to any Person or the acquisition of all, or substantially all, of the assets of another Person.
“Joinder Agreements” means for each Subsidiary, a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit G.
“Lender” has the meaning given to it in the preamble to this Agreement.
“Liabilities” shall have the meaning assigned to such term in Section 6.3.

“License” means, with respect to any Person, any Copyright License, Patent License, Trademark License or other license of rights or interests, in which license such Person now holds or hereafter acquires any interest.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan” means the Advances made under this Agreement.
“Loan Documents” means this Agreement, the Notes, the ACH Authorization, the Account Control Agreements, the Joinder Agreements, all UCC Financing Statements, the Warrant, the Debenture, the Alimera US Guaranty, the AS C.V. Guaranty, the Alimera Sciences B.V. Guaranty, the Alimera US Security Agreement, the Deed of Disclosed Pledge of Receivables, and any other documents executed in connection with the Secured Obligations or the transactions contemplated hereby, as the same may from time to time be amended, modified, supplemented or restated.
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of the Consolidated Group, taken as a whole; or (ii) the ability of the Consolidated Group, taken as a whole, to perform the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of Agent or Lender to enforce any of its rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or Agent’s Liens on the Collateral or the priority of such Liens.
“Maximum Term Loan Amount” shall have the meaning assigned to such term in Recital A of this Agreement.
“Maximum Rate” shall have the meaning assigned to such term in Section 2.2.
“Note(s)” means a promissory note or promissory notes to evidence Lender’s Loans.
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement any Person now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States or any other country.
“Permitted Indebtedness” means: (i) Indebtedness of any Consolidated Group Member in favor of Lender or Agent arising under this Agreement or any other Loan Document; (ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A; (iii) Indebtedness of up to $500,000 outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the lesser of the cost or fair market value of the Equipment financed with such Indebtedness; (iv) Indebtedness to trade creditors incurred in the ordinary course of business, including Indebtedness incurred in the ordinary course of business with corporate credit cards; (v) Indebtedness that also constitutes a Permitted Investment; (vi) Subordinated Indebtedness; (vii) reimbursement obligations in connection with letters of credit that are secured by cash or cash equivalents and issued on behalf of a member of the Consolidated Group in an amount not to exceed $500,000 at any time outstanding, (viii) Indebtedness pursuant to any real property leases, (ix) other Indebtedness in an amount not to exceed $250,000 at any time outstanding, and (x) extensions, refinancings, modifications, amendments, restatements and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased above the applicable limit set forth herein for such Indebtedness, or the terms modified to impose materially more burdensome terms upon the applicable Consolidated Group Member or Consolidated Group Members, as the case may be.
“Permitted Investment” means: (i) Investments existing on the Closing Date which are disclosed in Schedule 1B; (ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least $500,000,000 maturing no more than one year from the date of investment therein, and (d) money market accounts; (iii) repurchases of stock from former employees, directors, or consultants of a Consolidated Group Member under the terms of applicable repurchase agreements at the original issuance price of such securities in an aggregate amount not to exceed $250,000 in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist after giving effect to the repurchases; (iv) Investments accepted in connection with Permitted Transfers; (v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of the applicable Group Member’s business; (vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions, to customers, licensors and suppliers who are not affiliates, in the ordinary course of business, provided that this subparagraph (vi) shall not apply to Investments of any Consolidated Group Member in any Subsidiary; (vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers or directors relating to the purchase of capital stock of Alimera US pursuant to employee stock purchase plans or other similar agreements approved by the Board of Directors of Alimera US; (viii) Investments consisting of travel advances in the ordinary course of business; (ix) Investments in newly-formed Domestic Subsidiaries, provided that each such Domestic Subsidiary enters into a Joinder Agreement promptly after its formation and executes such other documents as shall be reasonably requested by Agent; (x) Investments in Foreign Subsidiaries approved in advance in writing by Agent; (xi) joint ventures or strategic alliances in the ordinary course of business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that the aggregate cash Investments by all Consolidated Group Members do not exceed $200,000 in the aggregate in any fiscal year; (xii) acquisitions in an aggregate amount for all such acquisitions not exceeding $500,000 of rights to new Borrower Products provided such rights constitute Collateral following such acquisition; and (xiii) additional Investments of all Consolidated Group Members that do not exceed $500,000 in the aggregate outstanding at any time.
“Permitted Liens” means any and all of the following: (i) Liens in favor of Agent or Lender; (ii) Liens existing on the Closing Date which are disclosed in Schedule 1C; (iii) Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate proceedings; provided, that the Consolidated Group maintains adequate reserves therefor in accordance with GAAP; (iv) Liens or deposits securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords, suppliers, manufacturers, service providers and other like Persons arising in the ordinary course of business and imposed without action of such parties; provided, that the payment thereof is not yet required; (v) Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder; (vi) the following deposits, to the extent made in the ordinary course of business or as disclosed in Schedule 1C: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds; (vii) Liens on Equipment or software or other intellectual property constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”; (viii) Liens incurred in connection with Subordinated Indebtedness; (ix) leasehold interests in leases or subleases and licenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor; (x) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due; (xi) Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets); (xii) statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms; (xiii) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property; (xiv) Liens on cash or cash equivalents securing obligations permitted under clause (vii) of the definition of Permitted Indebtedness; (xv) licenses and similar arrangements by Consolidated Group Members for the use of Intellectual Property in the ordinary course of business;

and (xvi) Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Liens of the type described in clauses (i) through (xi) above; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase.
“Permitted Transfers” means (i) sales of Inventory in the ordinary course of business, (ii) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and licenses that could not result in a legal transfer of title of the licensed property but that may be exclusive in respects other than territory and that may be exclusive as to territory only as to discreet geographical areas (but not world-wide) in the ordinary course of business, or (iii) dispositions of worn-out, obsolete or surplus Equipment at fair market value in the ordinary course of business, (iv) other Transfers of assets having a fair market value of not more than $250,000 in the aggregate in any fiscal year, and (v) the transfer of co-ownership rights to certain Intellectual Property which is disclosed on Schedule 1D as in effect on the Closing Date.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Plan” means the Alimera US board of director approved annual budget for the Consolidated Group set forth hereto as Schedule 7.1(g), provided that Borrower may from time to time update such annual budget upon approval by the board of directors of Alimera US if such updates (including the addition of future years to the budget) are consented to by Agent in writing in its reasonable discretion relative to the forecast guidance which Borrower presented to Agent prior to closing.
“Preferred Stock” means at any given time any equity security issued by Alimera US that has any rights, preferences or privileges senior to the Common Stock of Alimera US.
“Prepayment Charge” shall have the meaning assigned to such term in Section 2.4.
“Prime Rate” means the “prime rate” as reported in The Wall Street Journal, and if not reported, then the prime rate most recently reported in The Wall Street Journal.
“Receivables” means, with respect to any Person, all of such Person’s (i) Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) customer lists, software, and business records related thereto.
“Required Lenders” means, at any time, the holders of more than 50% of the aggregate unpaid principal amount of the Term Loans then outstanding.
“Revenue Event” means that Agent has determined in its reasonable discretion, based on Agent’s review of the Consolidated Group’s financial statements prepared in accordance with GAAP, that the Consolidated Group’s revenue from sales of Borrower Products, with respect to the period commencing on January 1, 2015 and ending on June 30, 2015, was greater than or equal to fifty percent (50.0%) of the amount projected in the Plan with respect to such period.
“Right to Invest Letter” means that certain letter agreement dated as of April 24, 2014 by and between Lender and Alimera US in the form attached hereto as Exhibit I.
“Second Draw Period” means the period commencing upon the occurrence of the Approval Event, and ending on the earlier to occur of (i) October 31, 2014, and (ii) an Event of Default.
“Secured Obligations” means Borrower’s obligations under this Agreement and any Loan Document, including any obligation to pay any amount now owing or later arising.

“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to Agent in its sole discretion.
“Subsequent Financing” has the meaning given to such term in the Right to Invest Letter.
“Subsidiary” means (a) an entity, whether corporate, partnership, limited liability company, joint venture or otherwise, in which any Consolidated Group owns or controls 50% or more of the outstanding voting securities, (b) a subsidiary as defined in Section 1159 of the Companies Act 2006, or (c) unless the context otherwise requires, a subsidiary undertaking within the meaning of Section 1162 of the Companies Act 2006, including in each case each entity listed on Schedule 1 hereto.
“Taxes” means any present or future taxes, levies, duties, imposts or other charges or withholdings of a similar nature (including any penalty or interest payable in connection with any failure to pay or any delay in paying any of the same), and “Tax” and “Taxation” have a corresponding meaning.

“Term Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to the Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.
“Term Loan Advance” and “Term Loan Advances” are each defined in Recital A of this Agreement.
“Term Loan Interest Rate” means for any day, a floating per annum rate equal to the greater of (i) ten and nine-tenths of one percent (10.90%), or (ii) the sum of (A) ten and nine-tenths of one percent (10.90%), plus (B) the Prime Rate minus three and one-quarter of one percent (3.25%). The Term Loan Interest Rate will change from time to time on the day the Prime Rate changes.
“Term Loan Maturity Date” means May 1, 2018.
“Trademark License” means, as to any Person, any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by such Person or in which such Person now holds or hereafter acquires any interest.
“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States, any State thereof or any other country or any political subdivision thereof.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“Warrant” means any warrant entered into in connection with the Loan, as may be amended, restated or modified from time to time.
Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP, consistently applied. Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC.
SECTION 2.    THE LOAN
2.1    Term Loan.
(a)    Advances. Subject to the terms and conditions of this Agreement, each Lender will severally (and not jointly), on the Closing Date, make in an amount not exceeding its respective Term Commitment with respect to such date, and Borrower agrees to draw, an initial Term Loan Advance in the amount of Ten Million Dollars ($10,000,000). Subject to the terms and conditions of this Agreement, during the Second Draw Period, Borrower may request an additional Term Loan Advance in the aggregate amount of Twenty-Five Million Dollars ($25,000,000), provided that no Lender shall be required to make a Term Loan Advance during the Second Draw Period exceeding its Term Commitment with respect to the Second Draw Period. The aggregate principal amount of all Term Loan Advances shall not exceed the Maximum Term Loan Amount. Proceeds of any Advance shall be deposited into an account that is subject to a perfected security interest in favor of Lender perfected by a control agreement.
(b)    Advance Request. To obtain a Term Loan Advance, Borrower shall complete, sign and deliver an Advance Request (at least five (5) Business Days before the Advance Date other than in the case of the initial Term Loan Advance contemplated to take place on the Closing Date) to Agent. Each Lender shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the conditions precedent to such Term Loan Advance is satisfied as of the requested Advance Date.
(c)    Interest. The principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Interest Rate based on a year consisting of 360 days, with interest computed daily based on the actual number of days elapsed. The Term Loan Interest Rate will float and change on the day the Prime Rate changes from time to time.
(d)    Payment. Borrower will pay interest on each Term Loan Advance on the first Business Day of each month, beginning the month after the Advance Date. Borrower shall repay the aggregate Term Loan principal balance that is outstanding on the day immediately preceding the Amortization Date, in equal monthly installments of principal and interest (mortgage style) beginning on the Amortization Date and continuing on the first Business Day of each month thereafter until the Secured Obligations are repaid. The entire Term Loan principal balance and all accrued but unpaid interest hereunder shall be due and payable on Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Lender will initiate debit entries to the Borrower’s account as authorized on the ACH Authorization on each payment date of all periodic obligations payable to Lender under each Term Advance. Once repaid, a Term Loan Advance or any portion thereof may not be reborrowed. All payments from Borrower or any other Consolidated Group member to Agent and/or Lender with respect to the Secured Obligations shall be made is US Dollars and all Secured Obligations shall be deemed payable in US Dollars.
2.2    Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lender an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal of the Term Loan Advances; second, after all principal is repaid, to the payment of Lender’s accrued interest, costs, expenses, reasonable professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.

2.3    Default Interest. In the event any payment is not paid on the scheduled payment date (other than due to ACH failure, in which case the Consolidated Group shall have a three (3) day grace period after Borrower is notified of such ACH failure to repay such amount), an amount equal to three percent (3%) of the past due amount shall be payable on demand. In addition, upon the occurrence and solely during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus three percent (3%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c).
2.4    Prepayment. At its option upon at least five (5) Business Days prior notice to Agent, Borrower may prepay all, but not less than all, of the outstanding Advances by paying the entire principal balance, all accrued and unpaid interest thereon, all unpaid Lender’s fees and expenses accrued to the date of the repayment, together with a prepayment charge equal to one and one-quarter of one percent (1.25%) (the “Prepayment Charge”). Borrower agrees that the Prepayment Charge is a reasonable calculation of Lender’s lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and the Prepayment Charge, if applicable, upon a Change in Control.
2.5    Notes. Borrower shall execute and deliver to Lender (and/or, if applicable and if so specified in a written notice to Borrower, to any Person who is an assignee of Lender pursuant to Section 11.13 promptly after the Borrower’s receipt of such notice) a Note or Notes to evidence Lender’s Loans.
2.6    Pro Rata Treatment. Each payment (including prepayment) on account of any fee and any reduction of the Term Loan Advances shall be made to each Lender pro rata according to the Term Commitments of each Lender.
SECTION 3.    SECURITY INTEREST
3.1    As security for the prompt, complete and indefeasible payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to Agent a security interest in all of Borrower’s right, title, and interest in and to the following personal property whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles (other than Intellectual Property); (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower (other than Intellectual Property) and wherever located, and any of Borrower’s property in the possession or under the control of Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing; provided, however, that the Collateral shall include all Accounts and General Intangibles (other than Intellectual Property) that consist of rights to payment and proceeds from the sale, licensing or disposition of all or any part, or rights in, the Intellectual Property (the “Rights to Payment”). Notwithstanding the foregoing, if a judicial authority (including a U.S. Bankruptcy Court) holds that a security interest in the underlying Intellectual Property is necessary to have a security interest in the Rights to Payment, then the Collateral shall automatically, and effective as of the date of this Agreement, include the Intellectual Property, only to the extent necessary to permit perfection of Agent’s security interest in the Rights to Payment, and only to the extent doing so would not result in a default or require or cause a forfeiture or permit a revocation of any rights under the applicable contract that would be enforceable under the applicable provisions of the UCC (notwithstanding the provisions of the applicable contract). All Secured Obligations shall also be secured by the Debenture and any and all other security agreements, mortgages or other collateral granted to Agent by Alimera UK as security for the Secured Obligations, now or in the future.
SECTION 4.    CONDITIONS PRECEDENT TO LOAN
The obligations of Lender to make the Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

4.1    Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to Agent the following:
(a)    executed originals of the Loan Documents, Account Control Agreements, legal opinions of US, English and Dutch counsel, and all other documents and instruments reasonably required by Agent to effectuate the transactions contemplated hereby or to create and perfect the Liens of Agent with respect to all Collateral, in all cases in form and substance reasonably acceptable to Agent;
(b)    with respect to Alimera US, certified copy of resolutions of such Guarantor’s board of directors evidencing approval of (i) the Loan and other transactions evidenced by the Loan Documents; and (ii) the Warrant and transactions evidenced thereby;
(c)    with respect to Borrower, a certificate of the secretary or a director of Borrower with respect to such Borrower’s certificate of incorporation, memorandum and articles of association, register of charges, specimen signatures and board minutes authorizing the execution and delivery of this Agreement, the Debenture and any other Loan Documents to which it is a party;
(d)    certified copies of the Certificate of Incorporation and the Bylaws, as amended through the Closing Date, of Alimera US;
(e)    a certificate of good standing for Alimera US from its state of incorporation and similar certificates from all other jurisdictions in which it is qualified to do business;
(f)    a copy of (i) the partnership agreement, as amended, of AS C.V. and (ii) the Deed of Incorporation and Articles of Association of Alimera Sciences B.V.;
(g)    a certificate of the managers/members of Alimera Sciences (DE), LLC with respect to its Operating Documents, incumbency, specimen signatures and resolutions authorizing the execution and delivery of the Deed of Disclosed Pledge of Receivables and the other Loan Documents to which it is a party as general partner of AS C.V.;
(h)    Alimera Sciences (DE), LLC’s Operating Documents and a long form good standing certificate of Alimera Sciences (DE), LLC certified by the Secretary of State of the State of Delaware as of a date no earlier than thirty (30) days prior to the Effective Date;
(i)    the fully-executed Deed of Disclosed Pledge of Receivables (together with copies of all notices required to be sent under the Deed of Disclosed Pledge of Receivables executed by AS C.V. and Alimera Sciences B.V., duly acknowledged);
(j)    a payoff letter from Silicon Valley Bank;
(k)    evidence that (i) the Liens securing Indebtedness owed by each Consolidated Group Member to Silicon Valley Bank will be terminated and (ii) the documents and/or filings evidencing such Liens, including without limitation any financing statements, filings with the U.S. Patent and Trademark Office and the U.S. Copyright Office, intellectual property security agreements and control agreements, have or will, concurrently with the initial Advance, be terminated;
(l)    payment of the Facility Charge and reimbursement of Agent’s and each Lender’s current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance; and
(m)    such other documents as Agent may reasonably request.
4.2    All Advances. On each Advance Date:

(a)    Agent shall have received (i) an Advance Request for the relevant Advance as required by Section 2.1(b), duly executed by Borrower’s Chief Executive Officer or Chief Financial Officer, and (ii) any other documents Agent may reasonably request.
(b)    The representations and warranties set forth in this Agreement and in Section 5 and in the Warrant shall be true and correct in all material respects on and as of the Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date, which shall be true and correct in all material respects on and as of such earlier date.
(c)    Borrower, and to the extent applicable, each Consolidated Group Member, shall be in compliance in all material respects with all the terms and provisions set forth herein and in each other Loan Document on its part to be observed or performed, and at the time of and immediately after such Advance no Event of Default shall have occurred and be continuing.
(d)    Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
4.3    No Default. As of the Closing Date and each Advance Date, (i) no fact or condition exists that would (or would, with the passage of time, the giving of notice, or both) constitute an Event of Default and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5.    REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants that:
5.1    Corporate Status. Alimera US is a corporation duly organized, legally existing and in good standing under the laws of the State of Delaware. Borrower is a private limited company, duly incorporated and validly existing under the laws of England and Wales and has the power to carry on its business as it is now being conducted and to own its property and other assets, and each Consolidated Group Member is duly qualified as a foreign corporation in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified could reasonably be expected to have a Material Adverse Effect. Each Consolidated Group Member’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit C, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to Agent after the Closing Date.
5.2    Collateral. Borrower owns the Collateral and its Intellectual Property, free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to Agent a Lien in the Collateral as security for the Secured Obligations.
5.3    Consents. Each Consolidated Group Member’s execution, delivery and performance of the Notes, this Agreement and all other Loan Documents, and the execution of the Warrant by Alimera US, (i) have been duly authorized by all necessary corporate action of such Consolidated Group Member, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate any provisions of any Consolidated Group Member’s Certificate or Articles of Incorporation (as applicable), bylaws, memorandum and articles of association or any, law, regulation, order, injunction, judgment, decree or writ to which such Consolidated Group Member is subject and (iv) except as described on Schedule 5.3, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents and the Warrant are duly authorized to do so.

5.4    Material Adverse Effect. No event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
5.5    Actions Before Governmental Authorities. Except as described on Schedule 5.5, there are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of the Consolidated Group Members, threatened against or affecting any Consolidated Group Member or its property, which, if adversely determined, would reasonably be expected to result in liabilities to the Consolidated Group in excess of $250,000.
5.6    Laws. No Consolidated Group Member is in violation of any law, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default is reasonably expected to result in a Material Adverse Effect. No Consolidated Group Member is in default in any manner under any material provision of any agreement or instrument evidencing Indebtedness, or any other material agreement to which it is a party or by which it is bound.
5.7    Information Correct and Current. No information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of any Consolidated Group Member to Agent in connection with any Loan Document or included therein or delivered pursuant thereto, when taken together with all other information, reports, Advance Requests, financial statements, exhibits or schedules, contained, contains or will contain any material misstatement of fact or omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by any Consolidated Group Member to Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to the Consolidated Group, and (ii) the most current of such projections provided to the Board of Directors of Alimera US. Any forward-looking statements will be based on management’s current expectations and assumptions regarding the business and performance and are inherently susceptible to uncertainty and changes in circumstances. As such, actual results may differ materially from those set forth in its financials or other forward looking statements.
5.8    Tax Matters. Except as described on Schedule 5.8, each Consolidated Group Member has (a) filed all material federal, state and local tax returns that it is required to file (or extensions thereof), (b) duly paid or fully reserved for all material taxes or installments thereof (including any interest or penalties) as and when due, which have or may become due pursuant to such returns, and (c) paid or fully reserved (if required by GAAP) for any material tax assessment received by such Consolidated Group Member for the three (3) years preceding the Closing Date, if any (including any taxes being contested in good faith and by appropriate proceedings).
5.9    Intellectual Property Claims. The Consolidated Group is the sole owner of, or otherwise has the right to use, the Intellectual Property necessary for the operation of its business as currently conducted. Except as described on Schedule 5.9, (i) each of the material Copyrights, Trademarks and Patents of the Consolidated Group Members is valid and enforceable, (ii) no material part of the Consolidated Group’s Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) no claim has been made to any Consolidated Group Member that any material part of the Consolidated Group’s Intellectual Property violates the rights of any third party. Exhibit D is a true, correct and complete list of each Consolidated Group Member’s Patents, registered Trademarks, registered Copyrights, and material agreements under which such Consolidated Group Member licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by each Consolidated Group Member, in each case as of the Closing Date. No Consolidated Group Member is in material breach of or has failed to perform any material obligations under, any of the foregoing contracts, licenses or agreements and, to each Consolidated Group Member’s knowledge, no third party to any such contract, license or agreement is in material breach thereof or has failed to perform any material obligations thereunder.
5.10    Intellectual Property. Except as described on Schedule 5.10, the Consolidated Group has, or in the case of any proposed business, reasonably believes it will have, all material rights with respect to Intellectual Property necessary in the operation or conduct of the Consolidated Group’s business as currently conducted and proposed to be conducted by the Consolidated Group. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, except as provided in Schedule 5.10, the Consolidated Group has the right, to the extent required to operate its business, to freely transfer, license or assign Intellectual Property without condition, restriction or payment of any kind (other than customary conditions, restrictions and license payments in the ordinary course of business) to any third party, and the Consolidated Group owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products.
5.11    Borrower Products. Except as described on Schedule 5.11, no Intellectual Property owned by the Consolidated Group or Borrower Product has been or is subject to any actual or, to the knowledge of the Consolidated Group, threatened litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that restricts in any material manner the Consolidated Group’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. Except as set forth in Schedule 5.11, there is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates any Consolidated Group Member to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of the Consolidated Group or Borrower Products. No Consolidated Group Member has received (i) any written notice or claim, or, to the knowledge of the Consolidated Group, oral notice or claim, challenging or questioning any Consolidated Group member’s ownership in any material Intellectual Property or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto or (ii) written notice of any claim challenging or questioning the ownership in any material licensed Intellectual Property of the owner thereof or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to the Consolidated Group’s knowledge, is there a reasonable basis for any such claim. Neither the Consolidated Group’s use of its material Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.
5.12    Financial Accounts. Exhibit E, as may be updated by Borrower in a written notice provided to Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which each Consolidated Group Member or any Subsidiary maintains Deposit Accounts and (b) all institutions at which any Consolidated Group Member or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
5.13    Employee Loans. The Consolidated Group has no outstanding loans to any employee, officer or director nor has the Consolidated Group guaranteed the payment of any loan made to an employee, officer or director by a third party, except for advances and expense obligations incurred in the ordinary course of business.
5.14    Capitalization and Subsidiaries. Schedule 5.14 annexed hereto sets forth the authorized and outstanding capitalization (a) as of the Closing Date for Borrower, Alimera Sciences B.V., and AS C.V. and (b) as of the close of business on April 23, 2014 for Alimera US. No Consolidated Group Member owns any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary of each Consolidated Group Member.
SECTION 6.    INSURANCE; INDEMNIFICATION
6.1    Coverage. Each Consolidated Group Member shall cause to be carried and maintained commercial general liability insurance, on an occurrence form, against risks customarily insured against in its line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. The Consolidated Group must maintain a minimum of $2,000,000 of commercial general liability insurance for each occurrence. Borrower has and agrees to cause the Consolidated Group to maintain a minimum of $2,000,000 of directors’ and officers’ insurance for each occurrence and $5,000,000 in the aggregate. So long as there are any

Secured Obligations outstanding, Borrower shall also cause to be carried and maintained insurance upon the Collateral, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles.
6.2    Certificates. Borrower shall deliver to Agent certificates of insurance that evidence the Consolidated Group’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Where applicable, each Consolidated Group Member’s insurance certificate shall state Agent is an additional insured for commercial general liability, a designated payee for the key man life insurance policy (if any), a loss payee for all risk property damage insurance, subject to the insurer’s approval, and a loss payee for property insurance and additional insured for liability insurance for any future insurance that the applicable Consolidated Group Member may acquire from such insurer. Where applicable, attached to the certificates of insurance will be additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. All certificates of insurance will provide for a minimum of thirty (30) days advance written notice to Agent of cancellation or any other change adverse to Agent’s interests. Any failure of Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved.
6.3    Indemnity. Borrower agrees to indemnify and hold Agent, Lender and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, costs, expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from any Indemnified Person’s fraud, gross negligence or willful misconduct. Borrower agrees to pay, and to save Agent and Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of Agent or Lender) that may be payable or determined to be payable with respect to any of the Collateral or this Agreement, provided, however, that Lender shall notify Borrower of any liabilities under this Section 6.3 within 60 days of the initial date Lender had knowledge of Lender’s exposure to such liabilities. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings).
SECTION 7.    COVENANTS OF BORROWER
Borrower agrees (on behalf of itself, each Consolidated Group Member and each of their respective Subsidiaries) as follows:
7.1    Financial Reports. Borrower shall furnish to Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)    as soon as practicable (and in any event within 30 days) after the end of each month that is not also the end of a calendar quarter, unaudited interim and year-to-date financial statements as of the end of such month (prepared on a consolidated basis for each Consolidated Group Member), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies, all certified by the Chief Executive Officer or Chief Financial Officer of Alimera US to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, (ii) that they are subject to normal year-end adjustments, and (iii) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements;

(b)    as soon as practicable (and in any event within 30 days) after the end of each calendar quarter, unaudited interim and year-to-date financial statements as of the end of such calendar quarter (prepared on a consolidated and consolidating basis for each Consolidated Group Member), including balance sheet and related statements of income and cash flows accompanied by a report detailing any material contingencies, certified by the Chief Executive Officer or Chief Financial Officer of Alimera US to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments; as well as the most recent capitalization table for Alimera US, including the weighted average exercise price of employee stock options; provided, however, that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available and Borrower provides via email to Agent a valid internet link thereto;
(c)    as soon as practicable (and in any event within ninety-one (91) days) after the end of each fiscal year, audited financial statements as of the end of such year (prepared on a consolidated and consolidating basis for each Consolidated Group Member), including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by the Consolidated Group and reasonably acceptable to Agent, accompanied by any management report from such accountants; provided, however, that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available and Borrower provides via email to Agent a valid internet link thereto;
(d)    as soon as practicable (and in any event within 30 days) after the end of each month, a Compliance Certificate in the form of Exhibit F;
(e)    promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Alimera US has made available to holders of its capital stock and copies of all regular, periodic and special reports or registration statements that Alimera US files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange (including, without limitation, the NASDAQ exchange); provided, however, that such documents will be deemed to be delivered on the date that the SEC makes such documents publicly available and Borrower provides via email to Agent a valid internet link thereto; and
(f)    financial and business projections promptly following their approval by the Board of Directors of Alimera US, within 10 days prior to the end of each fiscal year of Alimera US, as well as budgets, operating plans and other financial information reasonably requested by Agent.
Each Consolidated Group Member shall not make any change in its (a) accounting policies or reporting practices, except as required by applicable law or GAAP, or (b) fiscal years or fiscal quarters. The fiscal year of each Consolidated Group Member currently ends on December 31.
The executed Compliance Certificate may be sent via facsimile to Agent at (650) 473-9194 or via e-mail to Arora@herculestech.com. All Financial Statements required to be delivered pursuant to clauses (a), (b) and (c) shall be sent via e-mail to financialstatements@herculestech.com with a copy to Arora@HTGC.com and BBang@HTGC.com provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be sent via facsimile to Agent at: (866) 468-8916, attention Chief Credit Officer.
7.2    Management Rights. Borrower shall permit any representative that Agent or Lender authorizes (provided that such representative has previously agreed in writing to be bound by the confidentiality provisions of Section 11.12 hereof), including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours (but in no event more than twice in any 12-month period unless an Event of Default has occurred and is continuing). In addition, any such representative shall have the right to meet with management and officers of the Consolidated Group to discuss such books of account and records. In addition, Agent or Lender shall be entitled at reasonable times and intervals to consult with and advise the management and officers of any Consolidated Group Member concerning significant business issues affecting the Consolidated Group. Such consultations shall not unreasonably interfere with the business operations of the Consolidated Group. The parties intend that the rights granted Agent and Lender shall constitute “management rights” within the meaning of 29 C.F.R Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by Agent or Lender with respect to any business issues shall not be deemed to give Agent or Lender, nor be deemed an exercise by Agent or Lender of, control over the management or policies of any Consolidated Group Member.
7.3    Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, or other documents necessary to perfect or give the highest priority to Agent’s Lien on the Collateral. Borrower shall from time to time procure any instruments or documents as may be requested by Agent, and take all further action that may be necessary or desirable, or that Agent may reasonably request, to perfect and protect the Liens granted hereby and thereby. In addition, and for such purposes only, Borrower hereby authorizes Agent to execute and deliver on behalf of Borrower and to file such financing statements, collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in Agent’s name or in the name of Agent as agent and attorney-in-fact for Borrower. Borrower shall protect and defend Borrower’s title to the Collateral and Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or Agent other than Permitted Liens.
7.4    Indebtedness. No Consolidated Group Member shall create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary so to do, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on any Consolidated Group Member an obligation to prepay any Indebtedness, except for the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion.
7.5    Collateral. Each Consolidated Group Member shall at all times keep the Collateral, the Intellectual Property and all other property and assets used in the Consolidated Group’s business or in which any Consolidated Group Member now or hereafter holds any interest free and clear from any legal process or Liens whatsoever (except for Permitted Liens), and shall give Agent prompt written notice of any legal process affecting the Collateral, the Intellectual Property, such other property and assets, or any Liens thereon, provided however, that the Collateral and such other property and assets may be subject to Permitted Liens, except that there shall be no Liens whatsoever on Intellectual Property (other than Permitted Liens identified in clause (xv) of the definition of entitled “Permitted Liens” appearing in Section 1.1). Each Consolidated Group Member shall cause its Subsidiaries to protect and defend such Subsidiary’s title to its assets from and against all Persons claiming any interest adverse to such Subsidiary, and each Consolidated Group Member shall cause its Subsidiaries at all times to keep such Subsidiary’s property and assets free and clear from any legal process or Liens whatsoever (except for Permitted Liens, provided, however, that there shall be no Liens whatsoever on Intellectual Property (other than Permitted Liens identified in clause (xv) of the definition of entitled “Permitted Liens” appearing in Section 1.1)), and shall give Agent prompt written notice of any legal process affecting such Subsidiary’s assets. No Consolidated Group Member shall agree with any Person other than Agent or Lender not to encumber its property.
7.6    Investments. No Consolidated Group Member shall directly or indirectly acquire or own, or make any Investment in or to any Person, or permit any of its Subsidiaries so to do, other than Permitted Investments.
7.7    Distributions. Each Consolidated Group Member shall not, and shall not allow any Subsidiary to, (a) repurchase or redeem any class of stock or other equity interest other than pursuant to employee, director or consultant repurchase plans or other similar agreements, or (b) declare or pay any cash dividend or make a cash distribution on any class of stock or other equity interest, except that a Consolidated Group Member’s Subsidiary may pay dividends or make distributions to such Consolidated Group Member, or (c) lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of $100,000 in the aggregate in any given year or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of $100,000 in the aggregate in any given year.

7.8    Transfers. Except for Permitted Transfers, each Consolidated Group Member shall not, and shall not allow any Subsidiary to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey any equitable, beneficial or legal interest in any material portion of their assets.
7.9    Mergers or Acquisitions. Each Consolidated Group Member shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Consolidated Group Member into another Subsidiary or into a Consolidated Group Member or (b) a Consolidated Group Member (other than Borrower or Alimera US) into another Consolidated Group Member), or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another Person (other than acquisitions constituting Permitted Investments with aggregate consideration not exceeding $500,000).
7.10    Taxes. Each Consolidated Group Member and each of its Subsidiaries shall pay when due all material taxes, fees or other charges of any nature whatsoever (together with any related interest or penalties) now or hereafter imposed or assessed against such Consolidated Group Member or its Subsidiaries, Agent, Lender or the Collateral or upon such Consolidated Group Member’s ownership, possession, use, operation or disposition thereof or upon such Consolidated Group Member’s rents, receipts or earnings arising therefrom. Each Consolidated Group Member shall file on or before the due date therefor all personal property tax returns in respect of the Collateral. Notwithstanding the foregoing, each Consolidated Group Member may contest, in good faith and by appropriate proceedings, taxes for which the Consolidated Group maintains adequate reserves therefor in accordance with GAAP.
7.11    Corporate Changes. No Consolidated Group Member or its Subsidiary shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to Agent. No Consolidated Group Member or its Subsidiary shall suffer a Change in Control. No Consolidated Group Member or its Subsidiary shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to Agent; and (ii) such relocation shall be within the continental United States or in the country in which its chief executive office or its principal place of business is currently located. No Consolidated Group Member or its Subsidiary shall relocate any item of Collateral (other than (x) sales of Inventory in the ordinary course of business, (y) relocations of Equipment having an aggregate value of up to $200,000 in any fiscal year, and (z) relocations of Collateral from a location described on Exhibit C to another location described on Exhibit C) unless (i) it has provided prompt written notice to Agent, (ii) such relocation is within the continental United States and, (iii) if such relocation is to a third party bailee, it has delivered a bailee agreement in form and substance reasonably acceptable to Agent.
7.12    Deposit Accounts. No Consolidated Group Member or its Subsidiary shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which Agent has an Account Control Agreement.
7.13    Subsidiaries. Each Consolidated Group Member shall notify Agent of each Subsidiary formed subsequent to the Closing Date and, within 15 Business Days of formation, shall cause any such Subsidiary to execute and deliver to Agent a Joinder Agreement and such other documents as shall be reasonably requested by Agent.
7.14    Notification of Event of Default, Litigation and Material Adverse Effect. Borrower shall notify Agent immediately following such time where Borrower becomes aware or reasonably should have become aware of (a) the occurrence of any Event of Default, (b) the commencement of any litigation involving any Consolidated Group Member, and (c) any event that would reasonably be expected to have a Material Adverse Effect, such notice in each case to be delivered in accordance with Section 11.2.
7.15    Cash Requirement. Borrower shall not permit the aggregate positive balances held by the Consolidated Group in depository, operating, securities, investment and similar accounts outside of the United States to be greater than 25% of the aggregate positive balances held by the Consolidated Group in all such accounts world-wide; furthermore, in no event shall such aggregate balances exceed $6,000,000; provided however, if the

25% threshold is satisfied but such balance exceeds $6,000,000, then the Consolidated Group shall have a period not to exceed 3 Business Days to transfer sufficient funds to Accounts within the United States to comply with such $6,000,000 requirement.
7.16    Financial Covenant. On and after the date that is eighteen (18) months following the Closing Date, the Consolidated Group shall achieve revenues from sales of Borrower Products, tested monthly at the end of each month for the six (6) months then ended, that are greater than or equal to fifty percent (50.0%) of the amount projected at such date for such period in the Plan.
7.17    Post-Closing Covenant. Borrower shall deliver to Agent, in each case in a form acceptable to Agent in its sole discretion, each of the following:
(a)    Within thirty (30) days after the Closing Date, fully-executed landlord waivers for each leased location of each Consolidated Group Member in the United States;
(b)    Within thirty (30) days after the Closing Date, fully-executed bailee waivers for each location where any property of any Consolidated Group Member is in the custody of any third party or stored or entrusted with a bailee or other third party;
(c)    Within twenty (20) days after the Closing Date, endorsements to the property and liability policies of the Consolidated Group, which endorsements shall name Agent as lender loss payee and additional insured and provide that Agent shall receive thirty (30) days’ prior notice of cancellation of any such property and liability policies; and
(d)    Within five (5) days after the Closing Date, fully-executed Deposit Account Control Agreements with Silicon Valley Bank with respect to each Deposit Account or an account holding Investment Property, or any other bank account, maintained by any Consolidated Group Member with Silicon Valley Bank and/or its affiliates.
SECTION 8.    PAYMENT IN CASH OR STOCK/RIGHT TO INVEST
8.1    Payment in Cash or Common Stock of Monthly Amount.
(a)    Borrower Election for Payment in Cash or Common Stock. Subject to satisfaction of the Stock Payment Conditions set forth in paragraph (b) of this Section 8.1 and compliance with the other terms and conditions of this Section 8.1, Borrower may elect to pay, in whole or in part, up to $3,000,000 in the aggregate of any regularly scheduled installment of principal (a “Principal Installment Payment”) by converting the Notes into shares of Common Stock in lieu of payment in cash (such option, the “Stock Payment Option”). In order to validly exercise a Stock Payment Option, Borrower (A) must deliver written notice thereof, in the form attached hereto as Exhibit J, to Lender (a “Borrower Repayment Election Notice”) five (5) days prior to the applicable due date of the Principal Installment Payment (the “Principal Installment Due Date”) and (B) shall either (i) (provided that Borrower’s transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company) credit to Lender by no later than the second trading day following the applicable Principal Installment Due Date (such date, the “Delivery Date”) such aggregate number of shares of Common Stock to be issued to Lender with respect to such Borrower Repayment Election Notice, as determined in accordance with this Section 8.1 (which shares shall be free of any restrictions on transfer), or (ii) deliver to Lender, stock certificates, without restrictive legend, evidencing the number of shares of Common Stock with respect to such Borrower Repayment Election Notice, as determined in accordance with this Section 8.1, by no later than the second trading day following the applicable Delivery Date. All payments in respect of a Principal Installment Payment shall be made in cash, unless (i) Borrower timely delivers a Borrower Repayment Election Notice in accordance with the immediately preceding sentence; (ii) Borrower timely delivers the requisite stock certificates or credits the shares of Common Stock to Lender, free of restrictive legends, in accordance with this Section 8.1; and (iii) the Stock Payment Conditions set forth in Section 8.1(b) are satisfied in respect of such payment. A Borrower Repayment Election Notice, once delivered by Borrower, shall be irrevocable unless otherwise agreed, in writing, by Agent, on behalf of the Lender. If Borrower elects to convert the Notes to repay a Principal Installment Payment, in whole or in part, in shares of Common Stock, the number of such shares of Common Stock to be issued in respect of such Principal Installment Payment shall be equal to the number determined by dividing (x) the principal amount to be paid in shares of Common Stock by (y) the Fixed Conversion Price. For purposes hereof, the “Fixed Conversion Price” shall be the price that is 15% higher than the Exercise Price (as defined in the Warrant); provided, however, that upon the occurrence of any stock split, stock dividend, combination of shares or reverse stock split pertaining to the Common Stock, the Fixed Conversion Price shall be proportionately increased or decreased as necessary to reflect the proportionate change in the shares of Common Stock issued and outstanding as a result of such stock split, stock dividend, combination of shares or reverse stock split. Any shares of Common Stock issued pursuant to a Borrower Repayment Election Notice shall be deemed to be issued upon conversion of the Notes.
(b)    Stock Payment Conditions. Notwithstanding Section 8.1(a), Borrower’s right to deliver, and Lender’s obligation to accept, shares of Common Stock in lieu of payment in cash of a Principal Installment Payment is conditioned on the satisfaction of each of the following conditions (the “Stock Payment Conditions”) as of such Delivery Date: (A) the closing price of the shares of Common Stock as reported by NASDAQ on the NASDAQ market for each of the seven (7) consecutive trading days immediately preceding the Delivery Date shall be greater than or equal to 115% of the Fixed Conversion Price; (B) the Common Stock issued in connection with any such payment does not exceed 15% of the total trading volume of the Common Stock for the twenty-two (22) consecutive trading days immediately prior to and including such Delivery Date; (C) only one Repayment Election Notice may be given in any calendar month; (D) the aggregate principal amount to be paid in shares of Common Stock pursuant to Section 8.1 of this Agreement shall not exceed Three Million Dollars ($3,000,000); (E) the Common Stock is (and was on each of the twenty-two (22) consecutive trading days immediately preceding such Delivery Date) quoted or listed on the NASDAQ market; (F) a registration statement is effective and available for the resale of all of the shares of Common Stock to be delivered on such Delivery Date, or such shares of Common Stock are eligible for resale to the public pursuant to Rule 144 without any limitation; (G) after giving effect to the issuance of such shares of Common Stock to Lender, any individual Lender would not (A) beneficially own, together with its affiliates, Common Stock in excess of the limitations specified in subsection 8.1(c) below and (B) have been issued shares of Common Stock pursuant to all Repayment Election Notices in an aggregate amount in excess of the Cap; (H) as of such Delivery Date, there is no outstanding Event of Default and there is no breach or default that, if left uncured, would result in an Event of Default; and (I) Alimera US shall have sufficient authorized but unissued shares of Common Stock to provide for the issuance of the shares of Common Stock pursuant to the Borrower Repayment Election Notice. If any of the Stock Payment Conditions are not satisfied as of a Delivery Date, Borrower shall not be permitted to pay, and the Lender shall not be obligated to accept, the Principal Installment Payment in shares of Common Stock, and Borrower shall instead pay such principal amount in cash; provided, however, that the Stock Payment Conditions set forth in clauses (A), (B), (C), (E), (F) and (H) above may be waived by a writing executed by both Borrower and Lender. In the event the Borrower is relying upon an effective registration statement to satisfy clause (F) of the Stock Payment Conditions, each of Alimera US and Lender shall provide customary indemnification to one another with respect to such registration statement in a form acceptable to the Borrower and Lender. By no later than the first trading day following the Delivery Date, Borrower shall either (i) (provided that Borrower's transfer agent is participating in the Fast Automated Securities Transfer Program of the Depository Trust Company) credit to Lender the shares of Common Stock to be delivered by Borrower with respect to the portion of the Principal Installment Payment being paid in shares of Common Stock or (ii) deliver to Agent, on behalf of each Lender, certificates, free of restrictive legends, evidencing the shares of Common Stock to be delivered by Borrower with respect to the portion of the Principal Installment Payment being paid in shares of Common Stock, which shares of Common Stock, in the case of clauses (i) and (ii), shall be allocated among each Lender in the manner specified to Borrower by the Agent.
(c)    Beneficial Ownership Limitation. Notwithstanding any provision herein to the contrary, no individual Lender, together with its affiliates, shall be permitted to beneficially own a number of shares of Common Stock (other than shares that may be deemed beneficially owned except for being subject to a limitation analogous to the limitation contained in this Section 8.1(c)) in excess of 9.99% of the number of shares of Common Stock then issued and outstanding, it being the intent of Borrower and each Lender that each Lender, together with its respective affiliates, not be deemed at any time to have the power to vote or dispose of greater than 9.99% of the number of shares of Common Stock issued and outstanding at any time; provided, however, that each Lender shall have the right, upon 61 days’ prior written notice to Borrower, to waive the 9.99% limitation of this subsection 8.1(c); provided, further, that upon such Lender’s waiver of such 9.99% limitation, such Lender shall comply with the provisions under Rule

144 (“Rule 144”) of the Securities Act of 1933, as amended (the “1933 Act”). Notwithstanding anything contained herein to the contrary, Borrower shall not be permitted to issue to any Lender, and no Lender shall not be required to accept, shares of Common Stock pursuant to a Borrower Repayment Election Notice if and to the extent such issuance, when taking together with all other issuances pursuant to prior Borrower Repayment Election Notices, would result in (A) the issuance of more than 19.99% of the Common Stock outstanding as of the date of this Agreement or (B) such Lender, together with its affiliates, beneficially owning in excess of 19.99% of the outstanding Common Stock (each of clauses (A) and (B) are referred to herein as the “Cap”). As used herein, beneficial ownership shall be determined in accordance with Section 13(d) of the 1934 Act. Upon the reasonable written request of any Lender, Borrower shall within three (3) Business Days confirm in writing to Lender the number of shares of Common Stock then issued and outstanding as of any given date.
(d)    With a view to making available to Lender the benefits of Rule 144 (or its successor rule) and any other rule or regulation of the Securities and Exchange Commission (the “SEC”) that may at any time permit Lender to sell shares of Common Stock issued pursuant to Section 8.1 of this Agreement to the public without registration, Borrower covenants and agrees that, upon Lender’s written request to Borrower, Borrower shall furnish to Lender, within ten (10) Business Days after receipt of such request, a written statement confirming the compliance of Alimera US with the filing requirements of the SEC as set forth in paragraph (c)(1) of Rule 144, as such Rule may be amended from time to time.
(e)    If Borrower elects to deliver a Borrower Repayment Election Notice, Borrower covenants and agrees to cause Alimera US to reserve from its duly authorized capital stock, as of that date and any Delivery Date, not less than the number of shares of Common Stock that may be issuable upon payment of any Principal Installment Payment pursuant to Section 8.1 of this Agreement. Borrower further represents, warrants and covenants that, upon issuance of any shares of Common Stock pursuant to Section 8.1 of this Agreement, such shares of Common Stock shall be validly issued, fully paid and non-assessable and free from all preemptive or similar rights, taxes, liens and charges with respect to the issue thereof.
(f)    For so long as Lender holds any shares of Common Stock issued pursuant to Section 8.1 of this Agreement, Borrower shall make and cause Alimera US to make reasonable efforts to maintain the Common Stock’s authorization for listing on NASDAQ and Borrower shall not take or permit Alimera US to take any action which would reasonably be expected to result in the delisting or suspension of the Common Stock on NASDAQ.
8.2    Right to Invest. Lender or its assignee or nominee shall have the right, in its discretion, to participate in any Subsequent Financing pursuant to the terms of the Right to Invest Letter.
SECTION 9.    EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an Event of Default:
9.1    Payments. The Consolidated Group fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date (other than due to ACH failure, in which case the Consolidated Group shall have a three (3) day grace period after Borrower is notified of such ACH failure to repay such amount); or
9.2    Covenants. Borrower or any Guarantor breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement or any other Loan Document, and (a) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 6.3, 7.5, 7.6, 7.7, 7.8, 7.9, 7.15, 7.16, 7.17 and 8.1) or any other Loan Document, such default continues for more than ten (10) business days after the earlier of the date on which (i) Agent or Lender has given notice of such default to Borrower and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 6.3, 7.5, 7.7, 7.8, 7.9, 7.15, 7.16, 7.17 and 8.1, the occurrence of such default; or
9.3    Material Adverse Effect. An event, circumstance or condition has occurred or exists that has a Material Adverse Effect, except to the extent that any such effect results from or is attributable to natural disaster, acts of war or terrorism. Notwithstanding the foregoing, the occurrence of any of the following, in and of itself, shall not constitute a “Material Adverse Effect” for purposes of this Section 9.3: (a) adverse results or delays in any nonclinical or clinical trial, including without limitation, the failure to demonstrate the desired safety or efficacy or any implant or drug; (b) the denial, delay or limitation of approval of, or taking of any other regulatory action by, the United States Food and Drug Administration or any other governmental entity with respect to any implant or drug; or (c) a change in or discontinuation of a strategic partnership or other collaboration or license arrangement (other than Borrower’s license agreement with pSivida); or
9.4    Representations. Any representation or warranty made by Borrower and/or any Guarantor in any Loan Document or in the Warrant shall have been false or misleading in any material respect; or
9.5    Insolvency and Insolvency Proceedings. Borrower and/or any Guarantor (A) (i) shall make an assignment for the benefit of creditors or if any step is taken with a view to a moratorium or a composition, assignment or similar arrangement with any of Borrower's or any Guarantor's creditors; or (ii) shall be or shall be deemed for the purposes of any law to be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent (without having to make any proof to the satisfaction of the Court under section 123(2) of the Insolvency Act 1986); or (iii) shall suspend making payment on any of its debts or announces an intention to do so; or (iv) a moratorium is declared in respect of any of its indebtedness; or (iv) by reason of actual or anticipated inability to pay debts as they fall due or insolvency it begins negotiations with any creditor for the rescheduling of any of its indebtedness; or (v) shall file a voluntary petition in bankruptcy; or (vi) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (vii) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, liquidator, administrator or similar officer of Borrower and/or any Guarantor or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower and/or any Guarantor; or (viiii) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (ix) Borrower and/or any Guarantor or its directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (viii); or (B) either (i) (A) fourteen days with respect to Borrower, or (B) sixty (60) days with respect to any Guarantor shall have expired after the commencement of an involuntary action against Borrower and/or any Guarantor seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower and/or any Guarantor being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower and/or any Guarantor shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower and/or any Guarantor in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) a moratorium is declared in respect of any indebtedness of Borrower or any Guarantor; or (vi) (A) immediately with respect to Borrower, or (B) sixty (60) days with respect to any Guarantor after the appointment, without the consent or acquiescence of Borrower and/or any Guarantor, of any trustee, receiver, liquidator, administrator or similar officer of Borrower and/or any Guarantor or of all or any substantial part of the properties of Borrower and/or any Guarantor without such appointment being vacated; or
9.6    Attachments; Judgments. Any portion of Borrower’s and/or any Guarantor’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments (not covered by insurance as to which an insurer not affiliated with any Consolidated Group Member has acknowledged coverage) is/are entered for the payment of money, individually or in the aggregate, of at least $250,000, or Borrower and/or any Guarantor is enjoined or in any way prevented by court order from conducting any material part of its business; or
9.7    Dutch Entities. If any of AS C.V., Alimera Sciences (DE), LLC (in its capacity as general partner of AS C.V.) or Alimera Sciences B.V. owns, holds or acquires any assets other than (a) bank accounts, cash, and intellectual property, in each case in which Agent has a first priority perfected security interest (other than as a result of any action taken by, or inaction on the part of, Agent), (b) intercompany Accounts owing to any such entity from a Person in the Consolidated Group, (c) securities of any Subsidiary, including securities of a member of the Consolidated Group, (d) inter-company receivables, royalties and other contract rights permitted hereunder and (e) other assets with an aggregate value not to exceed $500,000 at any time, and fails to either (i) transfer such assets to any Person in the Consolidated Group (other than such entity) whereby after giving effect to such transfer Agent has a first priority perfected security interest in such assets or (ii) grant Agent a first priority perfected security interest in such assets (and deliver to Agent all documentation required by Agent in connection therewith), in the case of both (i) and (ii) within ten (10) days after such time as when it owns, holds or has acquired such assets; or
9.8    Other Obligations. The occurrence of any default under any agreement or obligation of Borrower and/or any Guarantor involving any Indebtedness in excess of $50,000 other than accounts payable in the ordinary course of business; or
9.9    Guaranty. (a) Any guaranty of any Secured Obligations terminates or ceases for any reason to be in full force and effect; (b) any Guarantor does not perform any obligation or covenant under any guaranty of the Obligations (provided, however, that it shall not be an Event of Default under this Section 9.9 if any Guarantor fails or neglects to perform any payment obligation under such Guarantor’s applicable guaranty, so long as another Guarantor has made a payment to Agent and/or Lender in an amount necessary to satisfy such payment obligation); (c) the liquidation, winding up, or termination of existence of any Guarantor; or (d) a material impairment in the perfection or priority of Agent’s Lien in the collateral provided by any Guarantor or in the value of such collateral.
SECTION 10.    REMEDIES
10.1    General. Upon and during the continuance of any one or more Events of Default, (i) Agent may, at its option, accelerate and demand payment of all or any part of the Secured Obligations together with a Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence of an Event of Default of the type described in Section 9.5, all of the Secured Obligations shall automatically be accelerated and made due and payable, in each case without any further notice or act), (ii) Agent may, at its option, sign and file in Borrower’s name any and all collateral assignments, notices, control agreements, security agreements and other documents it deems necessary or appropriate to perfect or protect the repayment of the Secured Obligations, and in furtherance thereof, Borrower hereby grants Agent an irrevocable power of attorney coupled with an interest, and (iii) Agent may notify any of Borrower’s account debtors to make payment directly to Agent, compromise the amount of any such account on Borrower’s behalf and endorse Agent’s name without recourse on any such payment for deposit directly to Agent’s account. Agent may exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All Agent’s rights and remedies shall be cumulative and not exclusive.
10.2    Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, Agent may, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. Agent may require Borrower to assemble the Collateral and make it available to Agent at a place designated by Agent that is reasonably convenient to Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by Agent in the following order of priorities:

First, to Agent and Lender in an amount sufficient to pay in full Agent’s and Lender’s costs and professionals’ and advisors’ fees and expenses as described in Section 11.11;
Second, to Lender in an amount equal to the then unpaid amount of the Secured Obligations (including principal, interest, and the Default Rate interest), in such order and priority as Agent may choose in its sole discretion; and
Finally, after the full, final, and indefeasible payment in Cash of all of the Secured Obligations, to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.

Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
10.3    No Waiver. Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require Agent to marshal any Collateral.
10.4    Cumulative Remedies. The rights, powers and remedies of Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of Agent.
10.5    Account Control Agreements. The Lender agrees not to issue a notice of exclusive control or any other instructions under any Account Control Agreement unless an Event of Default has occurred and is continuing.
SECTION 11.    MISCELLANEOUS
11.1    Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
11.2    Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by facsimile or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)    If to Agent:    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.            Legal Department            Attention: Chief Legal Officer and Mr. Anup Arora            400 Hamilton Avenue, Suite 310            Palo Alto, CA 94301            Facsimile: 650-473-9194            Telephone: 650-289-3060

(b)
If to Lender:    HERCULES TECHNOLOGY GROWTH CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Mr. Anup Arora
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
Facsimile: 650-473-9194
Telephone: 650-289-3060

(c)	If to Borrower: ALIMERA SCIENCES LIMITED Attention: Richard S. Eiswirth, Jr. 6120 Windward Parkway, Suite 290 Alpharetta, GA 30005 Facsimile: (678) 990-5744 Telephone:
with a copy (which shall not constitute notice) to:

Gunderson Dettmer Stough Villeneuve
Franklin & Hachigian, LLP
850 Winter Street
Waltham, MA 02451
Attention: Gregg Griner
Fax No.: (781) 622-1622

or to such other address as each party may designate for itself by like notice.
11.3    Entire Agreement; Amendments.
(a)    This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including Lender’s revised proposal letter dated February 24, 2014).
(b)    Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Consolidated Group Members party to the relevant Loan Document may, or, with the written consent of the Required Lenders, the Agent and the Consolidated Group Members party to the relevant Loan Document may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of the Consolidated Group Members hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan, reduce the stated rate of any interest or fee payable hereunder) or extend the scheduled date of any payment thereof, or increase the amount or extend the expiration date of any Lender’s Revolving Commitment, in each case without the written consent of each Lender directly affected thereby; (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) reduce any percentage specified in the definition of Required Lenders, consent to the assignment or transfer by any Consolidated Group Member of any of its rights and obligations under this Agreement and the other Loan Documents, release all or substantially all of the Collateral or release any Consolidated Group Member from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.17 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lender, the Agent and all future holders of the Loans.
11.4    No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
11.5    No Waiver. The powers conferred upon Agent and Lender by this Agreement are solely to protect its rights hereunder and under the other Loan Documents and its interest in the Collateral and shall not impose any duty upon Agent or Lender to exercise any such powers. No omission or delay by Agent or Lender at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which Agent or Lender is entitled, nor shall it in any way affect the right of Agent or Lender to enforce such provisions thereafter.

11.6    Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Agent and Lender and shall survive the execution and delivery of this Agreement, and any provisions that by their express terms are to survive the expiration or other termination of this Agreement shall survive such expiration or termination. This Agreement shall terminate upon the indefeasible payment in full of the Secured Obligations.
11.7    Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on each applicable Consolidated Group Member and its permitted assigns (if any). No Consolidated Group Member shall assign its obligations under this Agreement or any of the other Loan Documents without Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. Agent and Lender may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to any Consolidated Group Member, and all of such rights shall inure to the benefit of Agent’s and Lender’s successors and assigns.
11.8    Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to Agent and Lender in the State of New York, and shall have been accepted by Agent and Lender in the State of New York. Payment to Agent and Lender by Borrower and each other Consolidated Group Member of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents (unless otherwise set forth therein) shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
11.9    Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.10 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in New York County, New York; (b) waives any objection as to jurisdiction or venue in New York County, New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
11.10    Mutual Waiver of Jury Trial / Judicial Reference.
(a)    Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, AGENT AND LENDER SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE OR BY AGENT, LENDER OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than Agent, Borrower and Lender; Claims that arise out of or are in any way connected to the relationship among Borrower, each other Consolidated Group Member, Agent and Lender; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.
(b)    If the waiver of jury trial set forth in Section 11.10(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to applicable law, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the

Presiding Judge of the New York County, New York. Such proceeding shall be conducted in New York County, New York, with New York rules of evidence and discovery applicable to such proceeding.
(c)    In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.9, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
11.11    Professional Fees. Borrower promises to pay Agent’s and Lender’s fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses. In addition, Borrower promises to pay any and all reasonable attorneys’ and other professionals’ fees and expenses (including fees and expenses of in-house counsel) incurred by Agent and Lender after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to any Consolidated Group Member or the Collateral, and any appeal or review thereof; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to any Consolidated Group Member, the Collateral, the Loan Documents, including representing Agent or Lender in any adversary proceeding or contested matter commenced or continued by or on behalf of any Consolidated Group Member’s estate, and any appeal or review thereof.
11.12    Confidentiality. Agent and Lender acknowledge that certain items of Collateral and information provided to Agent and Lender by the Consolidated Group are confidential and proprietary information of each applicable Consolidated Group Member, if and to the extent such information either (x) is marked as confidential by any Consolidated Group Member at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, Agent and Lender agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that Agent and Lender may disclose any such information: (a) to its own directors, officers, employees, accountants, counsel and other professional advisors and to its affiliates if Agent or Lender in their sole reasonable discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public, other than as a result of disclosure by Lender, Agent or any of their respective directors, officers, employees, accountants, counsel, other professional advisors or affiliates in violation of this Section 11.12; (c) to the extent required in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over Agent or Lender; (d) to the extent required in response to any summons or subpoena or in connection with any litigation, to the extent required as advised by Agent’s or Lender’s counsel; (e) to comply with any legal requirement or law applicable to Agent or Lender; (f) to the extent reasonably necessary in connection with the exercise of any right or remedy under any Loan Document, including Agent’s sale, lease, or other disposition of Collateral after default; (g) to any participant or assignee of Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee agrees in writing to be bound by this Section prior to disclosure; or (h) otherwise with the prior consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of any Consolidated Group Member or any of its affiliates or any guarantor under this Agreement or the other Loan Documents.
11.13    Assignment of Rights. Borrower acknowledges and understands that Agent or Lender may sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of Agent and Lender hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, Agent and Lender shall retain all rights, powers and remedies hereby given. No such assignment by Agent or Lender shall relieve Borrower of any of its obligations hereunder. Lender agrees that in the event of any transfer by it of the Note(s)(if any), it will endorse thereon a notation as to the portion of the principal of the Note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
11.14    Revival of Secured Obligations. This Agreement and the Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from Agent or Lender. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, Agent, Lender or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to Agent or Lender in Cash.
11.15    Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
11.16    No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than Agent, Lender and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among Agent, the Lender and the Borrower.
11.17    Agency.
(a)    Appointment. Lender hereby irrevocably appoints Hercules Technology Growth Capital, Inc. to act on its behalf as the Agent and/or security trustee hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto.
(b)    Indemnification. Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by a Consolidated Group Member and without limiting the obligation of any Consolidated Group Member to do so), according to its respective Term Commitment percentages (based upon the total Term Loan Commitments) in effect on the date on which indemnification is sought under this Section 11.7, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing; The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
(c)    Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as Agent hereunder in its individual capacity.

(d)    Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:
(i)    be subject to any fiduciary or other implied duties, regardless of whether any default or any Event of Default has occurred and is continuing;
(ii)    have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lender, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
(iii)    except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to any Consolidated Group Member or any of its affiliates that is communicated to or obtained by any Person serving as the Agent or any of its affiliates in any capacity.
(d)    Liability. The Agent shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Lender or as the Agent shall believe in good faith shall be necessary, under the circumstances or (ii) in the absence of its own gross negligence or willful misconduct.
(e)    Responsibilities. The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or (v) the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.
(f)    Reliance by Agent. Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to Agent and conforming to the requirements of the Loan Agreement or any of the other Loan Documents. Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by Agent hereunder or under any Loan Documents in accordance therewith. Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. Agent shall not be under any obligation to exercise any of the rights or powers granted to Agent by this Agreement, the Loan Agreement and the other Loan Documents at the request or direction of Lenders unless Agent shall have been provided by Lender with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.
11.18    Publicity.
(a)    Borrower consents to the publication and use by Agent or Lender and any of its member businesses and affiliates of (i) any Consolidated Group Member’s name (including a brief description of the relationship among the Consolidated Group, Agent and Lender) and logo and a hyperlink to any Consolidate Member’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Lender Publicity Materials"); (ii)

the names of officers of any Consolidated Group Member in the Lender Publicity Materials; and (iii) the name, trademarks or service marks of any Consolidated Group Member in any news release concerning Agent or Lender.
(b)    No Consolidated Group Member or any of its member businesses and affiliates shall, without Agent’s and Lender’s consent, which shall not be unreasonably withheld or delayed, publicize or use (i) Agent’s or Lender's name (including a brief description of the relationship among the Consolidated Group, Agent and Lender), logo or hyperlink to Agent’s or Lender’s web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Borrower Publicity Materials"); (ii) the names of officers of Agent or Lender in the Borrower Publicity Materials; and (iii) Agent’s or Lender’s name, trademarks, service marks in any news release concerning the Consolidated Group; provided, however, that the restrictions in this Section 11.18(b) shall not apply if such publication or use is (A) to comply with any legal requirement or law applicable to any Consolidated Group Member or any of its member businesses and affiliates or (B) disclosed on any earnings and investors’ calls by any Consolidated Group Member or any press releases specifically related thereto (subject in each case to the prior review thereof by Lender to the extent reasonably practicable; provided, that no such prior review shall be required for disclosure of factual information that has previously been approved by Lender).

11.19    Withholding; Gross-up. Lender shall use good faith reasonable efforts to provide any documents or filings with governmental agencies reasonably requested by Borrower that are required or necessary to be provided by Lender under applicable law to enable Borrower to utilize any applicable exemption from applicable withholding requirements providing for the payments to be made under this Agreement are free from any deduction or withholding or payment for or on account of any Taxes that may be imposed in the United Kingdom or any other jurisdiction from which payment may be made by the Consolidated Group under this Agreement excluding Taxes on income of Agent or any Lender. All payments to be made by the Consolidated Group under this Agreement, whether in respect of principal, interest, fees or otherwise, shall (save insofar as required by law to the contrary) be paid in full without set‑off or counterclaim and free and clear of and without any deduction or withholding or payment for or on account of any Taxes that may be imposed in the United Kingdom or any other jurisdiction from which payment may be made by the Consolidated Group under this Agreement excluding Taxes on income of Agent or any Lender. If any Consolidated Group Member shall be required by law to effect any deduction or withholding or payment as aforesaid from or in connection with any payment made under this Agreement for the account of Agent and each Lender then:

(a)    Borrower shall promptly notify Agent and each Lender upon becoming aware of the relevant requirements to deduct any such deduction or withholding or payment;

(b)    Borrower shall ensure that such deduction or withholding or payment does not exceed the minimum legal liability therefor, shall remit the amount of such Tax to the appropriate Taxation authority and shall forthwith pay to Agent for the ratable benefit of Lenders such additional amount as will result in the immediate receipt by Agent and each Lender of the full amount which would otherwise have been receivable hereunder had no such deduction or withholding or payment been made; provided, however, that if the Agent or Lenders receive any Tax credits for such amounts they shall promptly reimburse Borrower in the amount of such Tax credits; and

(c)    Borrower shall not later than fifty (50) days after each deduction or withholding or payment of any Taxes forward to Agent documentary evidence reasonably required by Agent in respect of the payment of any such Taxes.

11.20    Debenture. The provisions of this Agreement shall in no way limit the provisions set forth in the Debenture.

(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, Agent and Lender have duly executed and delivered this Loan and Security Agreement as of the day and year first above written.
BORROWER:

EXECUTED as a DEED by ALIMERA SCIENCES LIMITED
acting by a director in the presence of:

/s/ Richard S. Eiswirth, Jr.
Signature of Director

Signature of witness	/s/ Jane Hughes
Print name	Jane Hughes
Address	6445 Hampton Creek Dr.
Cumming, GA 30041

Occupation	Executive Assistant

Accepted in Palo Alto, California:

AGENT:
HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ Ben Bang
Print Name:	Ben Bang
Title:	Senior Counsel

LENDER:

HERCULES TECHNOLOGY GROWTH CAPITAL, INC.

Signature:	/s/ Ben Bang
Print Name:	Ben Bang
Title:	Senior Counsel